EXHIBIT 21.1

                           SUBSIDIARIES OF THE COMPANY

The following are wholly-owned subsidiaries of Siberian Energy Group Inc.:

ZAURAL NEFTEGAZ
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A Russian corporation

SIBERIAN ENERGY GROUP
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A corporation formed under the laws of the Province of Ontario, Canada

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